EXHIBIT 14(b)

INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Convertible Fund, Inc.:

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to Registration Statement No. 333-40436 on Form N-14 for Merrill Lynch Balanced Capital Fund, Inc. (formerly Merrill Lynch Capital Fund, Inc.) of our report dated October 11, 1999 appearing in the Annual Report of Merrill Lynch Convertible Fund, Inc. for the year ended August 31, 1999, and to the references to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights — Convertible Fund” and “EXPERTS” also appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Princeton, New Jersey August 10, 2000